Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS INCREASED RESERVES

FOR FISCAL 2009

Focus on Oil Drilling Results in 23% Increase in Oil Reserves

Production Replacement at 121%

DENVER, COLORADO, January 5, 2010—Credo Petroleum Corporation (NASDAQ:  CRED) today reported that total proved reserves rose to 20.2 billion cubic feet equivalent (“Bcfe”) at its October 31, 2009 fiscal year-end compared to 19.8 Bcfe last year.  Reserves are denominated in the six to one natural gas energy-equivalent ratio.

For 2009, Credo replaced 121% of its production.  Oil reserves increased 23% while natural gas reserves fell about 4%.  Oil currently accounts for 26% of the company’s total proved reserves.

James T. Huffman, Chief Executive Officer, said, “Historically, Credo’s reserves have been almost exclusively natural gas.  Several years ago, we disclosed plans to achieve better balance between oil and natural gas based on the belief that increasing worldwide demand would pressure oil supplies and prices.  That scenario is reflected in today’s oil prices where one barrel of oil trades at roughly a 15 multiple over an Mcf of natural gas.  By comparison, the six to one energy equivalent ratio is required to be used for reserve estimates.

“If Credo’s oil reserves were denominated at the current price equivalent ratio of 15 to one, oil would account for almost 50% of the company’s reserves, and total proved reserves would have grown by over 7% at fiscal year end.  A price equivalent calculation of reserve quantities more accurately reflects the reality of our business and the impact on our financial results as the reserves are produced.”

At October 31, 2009, the undiscounted value of reserves was $71,863,000, up 34% over last year. The discounted value (at 10%) was $40,434,000.  Average fiscal year-end wellhead prices used to calculate reserves were $4.49 per Mcf and $69.24 per barrel for 2009 compared to $3.50 per Mcf and $62.25 per barrel last year.

At fiscal year-end, proved developed reserves represented 61% of total reserves and proved undeveloped reserves represented 39%.  The percentage of reserves in the proved undeveloped category increased this year because the company was able to book a limited amount of reserves on its previously announced Bakken well on the Fort Berthold Indian Reservation.  That well has reached total depth and is currently awaiting completion.  In addition, SEC rules permitted the company to book a minor amount of Bakken reserves where its acreage is directly offset by producing Bakken wells.

“We have had good success achieving our goal of increasing the percentage of oil in Credo’s reserve base,” Huffman said.  “We will continue to focus on oil because we believe that increasing worldwide demand, political unrest and other factors will apply upward pressure to oil prices.  To that end, we are very pleased with the results from our central Kansas oil exploration program, and we are excited about ramping-up drilling on our Bakken acreage in the Williston Basin of North Dakota where recent wells located near our acreage continue to show great promise.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:                                    James T. Huffman

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Web Site:                            www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.